Exhibit 99.1

Envestnet Appoints Cynthia Egan to the Board of Directors

Chicago, IL — August 12, 2013 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today announced the appointment of Cynthia Egan to its Board of Directors, effective August 6, 2013.

Ms. Egan has an extensive career in the financial services industry, having most recently retired as President of Retirement Plan Services at T. Rowe Price Group effective December 31, 2012. While at T. Rowe Price, Ms. Egan was also a member of the firm’s Operational Steering Committee; a Board member of the T. Rowe Price Trust Company, and chair of the T. Rowe Price Women’s Roundtable.

“With a career spanning more than thirty—three years, Cynthia is tremendously knowledgeable of the financial services industries, making her a valuable addition to our Board,” said Jud Bergman, Chairman and CEO.

For almost 18 years, Ms. Egan was with Fidelity Investments, where she was a member of the leadership team that defined and built Fidelity’s retirement business. In 2004, she was named “Fund Marketer of the Year” by Institutional Investor, in recognition of her work on postretirement issues and solutions. Ms. Egan began her career in financial services with the Board of Governors of the Federal Reserve and subsequently held positions with KPMG Peat Marwick and Bankers Trust Company.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, objective, independent and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac™ provides leading rebalancing, reporting and practice management software. For more information on Envestnet, please visit www.envestnet.com.

Contacts

Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940